EXHIBIT 99.1

For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS FIRST QUARTER OPERATING RESULTS

DURANGO, Colorado (July 12, 2018) – Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF) (the “Company”) today reported its operating results for the three months ended May 31, 2018. The Company franchises and operates gourmet chocolate and confection stores and self-serve frozen yogurt cafés, and manufactures an extensive line of premium chocolates and other confectionery products.

FIRST QUARTER HIGHLIGHTS

●	Total revenue decreased 10.5 percent to $8.4 million during the three months ended May 31, 2018 compared to $9.3 million during the three months ended May 31, 2017.

●

Same-store pounds of product purchased from the Company’s factory by franchisees and co-branded licensees decreased 1.2 percent during the three months ended May 31, 2018 compared to the three months ended May 31, 2017.

●

Net income decreased 29.1 percent to $577,000, or $0.10 per basic and diluted share, in the three months ended May 31, 2018 compared to net income of $814,000, or $0.14 per basic share and diluted share, in the three months ended May 31, 2017.

●	Operating income decreased 39.5 percent to $783,000 in the three months ended May 31, 2018, compared to operating income of $1.3 million during the three months ended May 31, 2017.

●

Adjusted EBITDA (a non-GAAP measure defined later in this release) decreased 18.0 percent to $1.4 million in the three months ended May 31, 2018 compared to $1.8 million in the three months ended May 31, 2017.

●

Factory sales decreased 10.1 percent during the three months ended May 31, 2018 compared to the three months ended May 31, 2017, primarily due to a 29.7 percent decrease in shipments of products to customers outside our network of franchised retail stores.

●

Royalty and marketing fees decreased 10.6 percent in the three months ended May 31, 2018, primarily due to lower royalty revenue associated with the Company’s purchase based royalty structure and a 4.2 percent decrease in the number of domestic franchised locations in operation during the three months ended May 31, 2018 compared to the three months ended May 31, 2017.

●

Franchise fees decreased 62.6 percent in the three months ended May 31, 2018, primarily due to a decrease in international license fees during the three months ended May 31, 2018 compared to three months ended May 31, 2017.

●

The Company’s franchisees and licensees opened two Rocky Mountain Chocolate Factory franchised locations, two Cold Stone Creamery co-branded locations and one U-Swirl franchised café during the three months ended May 31, 2018.

●	On June 15, 2018, the Company paid its 60th consecutive quarterly cash dividend to shareholders, in the amount of $0.12 per share.

FIRST QUARTER OPERATING RESULTS

Total revenue decreased 10.5 percent to $8.4 million during the three months ended May 31, 2018 compared to $9.3 million during the three months ended May 31, 2017.

Total factory sales decreased 10.1 percent to $5.6 million in the three months ended May 31, 2018 compared to $6.2 million in the three months ended May 31, 2017. The decrease was due primarily to a 29.7 percent decrease in shipments to customers outside the Company’s network of franchise retail locations and a 0.8 percent increase in shipments of product to the Company’s network of franchise and licensed retail locations. Factory gross margins decreased 150 basis points to 23.2 percent of factory sales in the three months ended May 31, 2018 compared to 24.7 percent in the three months ended May 31, 2017.

Retail sales were approximately unchanged at $1.0 million in the three months ended May 31, 2018 and 2017. Same-store sales at all Company-owned stores and cafés decreased 1.8 percent during the three months ended May 31, 2018 compared to the three months ended May 31, 2017.

Royalty and marketing fees decreased 10.6 percent to $1.7 million in the three months ended May 31, 2018 compared to $1.9 million in the three months ended May 31, 2017, primarily due to lower royalty revenue associated with the Company’s purchase based royalty structure and a 4.2 percent decrease in the number of domestic franchise stores and cafés in operation resulting from domestic store closures exceeding domestic store openings. The Company’s franchisees and licensees opened two Rocky Mountain Chocolate Factory franchised locations, two Cold Stone Creamery co-branded locations and one U-Swirl franchised café during the three months ended May 31, 2018. Complete lists of stores and cafés currently in operation are available on the Company’s websites at www.rmcf.com and www.u-swirl.com.

Franchise fees decreased 62.6 percent to $93,000 in the three months ended May 31, 2018 compared to $249,000 in the three months ended May 31, 2017, as a result of a decrease in franchise fees associated with new international license agreements recognized during the three months ended May 31, 2017 with no comparable fees recognized during the three months ended May 31, 2018.

Income from operations decreased 39.5 percent in the three months ended May 31, 2018 to $783,000 compared to $1.3 million in the three months ended May 31, 2017.

The Company’s effective income tax rate in the three months ended May 31, 2018 was 24.6 percent compared with 35.7 percent in the three months ended May 31, 2017. The change is the result of a lower enacted U.S. corporate tax rate of 21 percent under the Tax Cuts and Jobs Act.

Net income decreased 29.1 percent to $577,000, or $0.10 per basic and diluted share, in the three months ended May 31, 2018, compared to net income of $813,700, or $0.14 per basic and diluted share, in the three months ended May 31, 2017.

Adjusted EBITDA (a non-GAAP financial measure defined later in this release) decreased 18.0 percent for the three months ended May 31, 2018 to $1.4 million compared to $1.8 million for the three months ended May 31, 2017.

Non-GAAP Financial Measures

Adjusted EBITDA, a non-GAAP financial measure, is computed by adding depreciation and amortization, stock-based compensation expenses, and restructuring and acquisition-related charges to GAAP income from operations.

This non-GAAP financial measure may have limitations as an analytical tool, and this measure should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. The Company believes that adjusted EBITDA provides additional analytical information on the nature of ongoing operations excluding expenses not expected to recur in future periods, non-cash charges and variations in the effective tax rate among periods. For example, the Company believes that adjusted EBITDA is useful to investors because it provides a measure of operating performance and its ability to generate cash that is unaffected by non-cash accounting measures and non-recurring expenses. However, due to these limitations, the Company uses adjusted EBITDA as a measure of performance only in conjunction with GAAP measures of performance such as income from operations and net income. Reconciliations of this non-GAAP measure to its most comparable GAAP measure are included below.

Cash Dividends

On June 15, 2018, the Company paid its 60th consecutive quarterly cash dividend to shareholders, in the amount of $0.12 per share.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate, confection and self-serve frozen yogurt stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of July 12, 2018, the Company, through its subsidiaries and its franchisees and licensees operated 455 Rocky Mountain Chocolate Factory and self-serve frozen yogurt stores in 41 states, Canada, South Korea, Qatar, the Republic of Panama, and The Republic of the Philippines. The Company’s common stock is listed on the NASDAQ Global Market under the symbol “RMCF.”

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. These statements involve risks and uncertainties. The nature of the Company’s operations and the environment in which it operates subjects it to changing economic, competitive, regulatory and technological conditions, risks and uncertainties. The statements, other than statements of historical fact, included in this press release are forward-looking statements. Many of the forward-looking statements contained in this press release may be identified by the use of forward-looking words such as "will," "intend," "believe," "expect," "anticipate," "should," "plan," "estimate," "potential," or similar expressions. Factors which could cause results to differ include, but are not limited to: changes in the confectionery business environment, seasonality, consumer interest in the Company’s products, general economic conditions, the success of the Company’s frozen yogurt business, receptiveness of the Company’s products internationally, consumer and retail trends, costs and availability of raw materials, competition, the success of the Company’s co-branding strategy, the success of international expansion efforts and the effect of government regulations. Government regulations which the Company and its franchisees either are or may be subject to and which could cause results to differ from forward-looking statements include, but are not limited to: local, state and federal laws regarding health, sanitation, safety, building and fire codes, franchising, employment, manufacturing, packaging and distribution of food products and motor carriers. For a detailed discussion of the risks and uncertainties that may cause the Company’s actual results to differ from the forward-looking statements contained herein, please see the “Risk Factors” contained in Item 1A. of the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2018. These forward-looking statements apply only as of the date hereof. As such they should not be unduly relied upon for more current circumstances. Except as required by law, the Company undertakes no obligation to release publicly any revisions to these forward-looking statements that might reflect events or circumstances occurring after the date of this press release or those that might reflect the occurrence of unanticipated events.

For Further Information, please contact

Rocky Mountain Chocolate Factory, Inc. (970) 375-5678

(Financial Highlights Follow)

STORE INFORMATION

	New stores opened during
	the three months ended	Stores open as of
	May 31, 2018	May 31, 2018
United States
Rocky Mountain Chocolate Factory
Franchise Stores	2	181
Company-Owned Stores	0	3
Cold Stone Creamery	2	89
International License Stores	0	66
U-Swirl
Franchise Stores	1	114
Company-Owned Stores	0	5
International License Stores	0	1
Total	5	459

SELECTED BALANCE SHEET DATA

(in thousands)

(unaudited)

	May 31, 2018	February 28, 2018
Current Assets	$15,401	$15,571
Total Assets	$28,138	$28,941
Current Liabilities	$5,680	$8,208
Stockholder's Equity	$20,507	$19,557

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended May 31,		Three Months Ended May 31,
	2018	2017	2018	2017
Revenues
Factory sales	$5,559	$6,184	66.4%	66.2%
Royalty and marketing fees	1,691	1,890	20.2%	20.2%
Franchise fees	93	249	1.1%	2.7%
Retail sales	1,023	1,023	12.2%	10.9%
Total Revenues	8,366	9,346	100.0%	100.0%
		-
Costs and expenses
Cost of sales	4,665	5,015	55.8%	53.7%
Franchise costs	493	515	5.9%	5.5%
Sales and marketing	588	626	7.0%	6.7%
General and administrative	915	1,128	11.6%	12.1%
Retail operating	563	573	6.7%	6.1%
Depreciation and amortization, exclusive of depreciation and amortization expense of $137 and $126 included in cost of sales, respectively	301	195	3.6%	2.1%
Restructuring charges	58	-	0.7%	0.0%
Total Costs and Expenses	7,583	8,052	90.6%	86.2%

Income from operations	783	1,294	9.4%	13.8%

Other income (expense)
Interest expense	(23)	(35)	-0.3%	-0.4%
Interest income	5	7	0.1%	0.1%
Other, net	(18)	(28)	-0.2%	-0.3%

Income before income taxes	765	1,266	9.1%	13.5%

Provision for income taxes	188	452	2.2%	4.8%

Consolidated net income	577	814	6.9%	8.7%

Basic Earnings Per Common
Share	$0.10	$0.14
Diluted Earnings Per Common
Share	$0.10	$0.14

Weighted Average Common
Shares Outstanding	5,905,414	5,854,372

Dilutive Effect of Employee Stock
Awards	77,594	123,366

Weighted Average Common
Shares Outstanding,
Assuming Dilution	5,983,008	5,977,738

 GAAP RECONCILIATION

ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three Months Ended May 31,
	2018	2017	Change
GAAP: Income from Operations	$783	$1,294	(39.5)%
Depreciation and Amortization	438	321
Stock-Based Compensation Expense	156	134
Restructuring and acquisition related charges	58	-
Non-GAAP, adjusted EBITDA	$1,435	$1,749	(18.0)%